Exhibit 99.1

Temecula Valley Bancorp Announces Resignation of Donald Pitcher as Chief Financial Officer

TEMECULA, Calif.--(BUSINESS WIRE)--May 19, 2009--Temecula Valley Bancorp Inc. (NASDAQ: TMCV), the holding company of Temecula Valley Bank, today announced the resignation of Executive Vice President and Chief Financial Officer Donald Pitcher. The Company also announced that Philip Guldeman, CPA, will oversee the Bank’s financial and accounting functions on an interim basis, effective immediately.

As one of the founders of the Bank in 1996, Mr. Pitcher served as CFO of the Bank since its inception and CFO/Secretary of the company since 2002. “Don has served our Bank with loyalty and dedication for many years and has agreed to provide the benefit of his years of experience and service to the Bank on a consulting basis over the next six months. Everyone at Temecula Valley Bank appreciates his past service and wishes him all the best in his future endeavors," said Frank Basirico, Chief Executive Officer of Temecula Valley Bancorp.

Mr. Guldeman has approximately 30 years of experience with financial institutions, having previously held positions as Chief Financial Officer of several commercial banks, acting CFO of a savings and loan association, and acting President of a commercial bank. He has also served as Western Regional Partner in charge of KPMG Peat Marwick's Financial Institution Consulting practice. His clients have ranged from small independent institutions to one of the nation's ten largest banks, where he designed a standard cost-based product profitability reporting system. He holds a BA degree from Brown University, an MBA degree in Finance from New York University and is a Certified Public Accountant in California.

Mr. Basirico continued: “Phil not only brings significant industry experience to the table, but also has a deep insight into our Bank’s operations and strategic goals, having worked closely with our senior management team on the development of our three year Strategic Action Plan that we are aggressively implementing, among other special projects. I’m very pleased that such a well-qualified professional as Phil will be assisting us in this transition until a permanent CFO is named.”

About Temecula Valley Bank

Temecula Valley Bank was established in 1996 and operates eleven full service banking offices in California, in the communities of Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. The Bank is an SBA Preferred Lender. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula’s website at www.temvalbank.com.

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Temecula Valley Bancorp Inc.
Frank Basirico, CEO, 951-694-9940